Exhibit 4.2

EXECUTION COPY

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of April 7, 2004 (this “Agreement”), between CDRV Acquisition Corporation, a Delaware corporation (“Assignor”), and VWR International, Inc., a Delaware corporation (“Assignee”), and consented to by Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Assignor and the Administrative Agent are parties to the Credit Agreement, dated as of April 7, 2004 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Assignor, the Foreign Subsidiary Borrowers, the Lenders, the Administrative Agent, Citicorp North America, Inc., as syndication agent, and Bank of America, N.A., BNP Paribas and Barclays Bank PLC, as documentation agents; and

WHEREAS, pursuant to the Credit Agreement, Assignee desires to accept and assume all of the obligations and liabilities of Assignor under the Credit Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                       Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.                                       Assignment of Rights and Obligations.  Effective as of immediately after the Acquisition and the Mergers on the Closing Date, Assignor hereby irrevocably assigns, transfers and conveys to Assignee all of Assignor’s rights, obligations, covenants, agreements, duties and liabilities as “Parent Borrower” under or with respect to the Credit Agreement, any Notes, any Letters of Credit, any of the other Loan Documents and any and all certificates and other documents executed by Assignor in connection therewith; provided, however, that Assignor understands and agrees that such assignment, transfer and conveyance shall not be effective with respect to, or in any way release Assignor from any of its obligations, covenants, agreements, duties and liabilities under or with respect to this Agreement.

3.                                       Assumption of Agreements and Obligations.  Effective as of immediately after the Acquisition and the Mergers on the Closing Date, Assignee hereby expressly assumes, confirms and agrees to perform and observe all of the indebtedness, obligations (including, without limitation, all obligations in respect of the Loans and the

Letters of Credit), covenants, agreements, terms, conditions, duties and liabilities of Assignor as “Parent Borrower” under or with respect to the Credit Agreement, any Notes, any Letters of Credit, and any of the other Loan Documents as fully as if Assignee were originally the obligor in respect thereof and the signatory thereto; provided, however, that Assignor understands and agrees that such assumption shall not be effective with respect to, or in any way obligate Assignee to perform and observe any obligations, covenants, agreements, terms, conditions, duties or liabilities of Assignor under or with respect to this Agreement.  At all times after the effectiveness of such assumption, with respect to all Extensions of Credit made to or for the account of Assignor prior to the effectiveness of such assumption, Assignee shall have the obligations of, and Assignor shall no longer be or have the obligations of, the “Parent Borrower” within the meaning of and for all purposes of the Credit Agreement.  In addition, at all times after the effectiveness of such assumption, all references to the “Parent Borrower” in the Credit Agreement, any Notes, any Letters of Credit, any of the other Loan Documents and any and all certificates and other documents executed by Assignor in connection therewith shall be deemed to be references to Assignee.

4.                                       Amendment to Credit Agreement.  The Credit Agreement is hereby deemed to be amended to the extent, but only to the extent, necessary to effect the assignment and assumption provided for hereby.  Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

5.                                       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.                                       Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts take together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with Assignor, Assignee and the Administrative Agent.  This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

7.                                       Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.                                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and

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assigns, and the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CDRV ACQUISITION CORPORATION

		By:	/s/ GEORGE K. JAQUETTE
Name: George K. Jaquette
Title: Vice President and Treasurer

VWR INTERNATIONAL, INC.

		By:	/s/ STEPHEN J. KUNST
Name: Stephen J. Kunst
Title: Senior Vice President and Secretary

Consented to:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ DIANE F. ROLFE
Name: Diane F. Rolfe
Title: Vice President

AFFIRMATION OF GUARANTEE AND COLLATERAL AGREEMENT

The undersigned, each a Granting Party and Pledgor under the Guarantee and Collateral Agreement, each hereby (i) acknowledge and consent to the execution, delivery and performance of each of the above parties to this Assumption Agreement, and (ii) reaffirm and agree that the respective guaranty, pledges and grants of security under the Guarantee and Collateral Agreement to which the undersigned is party and all other documents and agreements executed and delivered by the undersigned to the Administrative Agent and the Lenders in connection with the Credit Agreement are in full force and effect, without defense, offset or counterclaim.

Dated as of: April 7, 2004

VWR, Inc.		SCIENCE KIT, INC.

By:	/s/ DEBORAH A. CORR	By:	/s/ DEBORAH A. CORR
	Name: Deborah A. Corr		Name: Deborah A. Corr
	Title: Treasurer		Title: Secretary

WARD’S NATURAL SCIENCE ESTABLISHMENT, INC. (formerly known as KDI WARD’S NATURAL SCIENCE ESTABLISHMENT, INC.)

By:	/s/ DEBORAH A. CORR
Name: Deborah A. Corr
Title: Secretary